Exhibit 10.11

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Date of Issuance: November 5, 2020

WARRANT TO PURCHASE

SHARES OF STOCK OF

IMPEL NEUROPHARMA, INC.

(Void after October 31, 2030)

This certifies that AVENUE VENTURE OPPORTUNITIES FUND, LP, a Delaware limited partnership, or permitted assigns (“Holder”), for value received, is entitled to purchase from IMPEL NEUROPHARMA, INC., a Delaware corporation (“Company”), the Applicable Number (hereinafter defined) of fully paid and nonassessable shares of, at Holder’s option, either (i) the Series D Preferred Stock of Company (“Series D Preferred Stock”) or (ii) Next Round Stock (hereinafter defined) of Company (the Series D Preferred Stock or the Next Round Stock, as applicable, “Warrant Stock”), for cash, at a purchase price per share equal to the Stock Purchase Price (hereinafter defined). Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below, and this Warrant shall be deemed to have been exercised in full on such basis on the Expiration Date (hereinafter defined), to the extent not fully exercised prior to such date. This Warrant is issued in connection with that certain Loan and Security Agreement and Supplement thereto, both of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), between Company, as borrower, and Holder, as lender (“Lender”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require.

“Applicable Number” means the number of shares of Warrant Stock purchasable hereunder obtained by dividing (x) as of the Date of Issuance, (A) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (such amount sometimes referred to hereinafter as the “Initial Coverage Amount”) by (B) the Stock Purchase Price; plus, without any further action of Holder or Company, (y) as of the date of funding of any amount under (and as defined in the Supplement as) Tranche 2, (A) twelve and one-half percent (12.50%) of such additional funded amount (the “Additional Coverage Amount” and collectively with the Initial Coverage Amount, the “Coverage Amount”) by (B) the Stock Purchase Price.

“Company Capitalization” means the number of shares of the capital stock of the Company (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (1) all SAFEs, (2) all convertible promissory notes, (3) all outstanding warrants for capital stock of the Company for which the exercise price of such warrants is greater than the fair market value of such capital stock, (4) all outstanding vested and unvested options for which the exercise price of such options is greater than the fair market value of the Common Stock, and (5) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company and/or any equity incentive or similar plan to be created or increased.

“Series D Price” means the lower of (i) $0.709095 divided by the Company Capitalization, calculated at the time of exercise and (ii) the lowest conversion price, as defined in any convertible note issued by the Company since December 31, 2019 and prior to the Next Round.

“Stock Purchase Price” means (i) if Holder chooses for this Warrant to be exercisable for Series D Preferred Stock, at a per share price equal to the Series D Price, or (ii) if Holder chooses for this Warrant to be exercisable for Next Round Stock, the Next Round Price (hereinafter defined).

“Next Round Price” means the lower of (i) the lowest price per share paid to the Company by cash investors for the Company’s preferred equity securities issued in the Next Round (hereinafter defined) (the “Next Round Stock”), including for this purpose the value of all consideration given by an investor for such preferred equity securities and specifically including any discounts afforded to investors and stockholders of Company upon conversion of any convertible securities held by such investors and stockholders in connection with the Next Round or otherwise and (ii) the lowest conversion price, as defined in any convertible note issued by the Company since December 31, 2019 and prior to the Next Round. “Next Round” means the next bona fide round of equity financing if any, after the date hereof in which Company sells or issues shares of its preferred equity securities, and includes (and Holder shall be entitled to receive (as calculated in relation to the Coverage Amount)) any options, warrants, or other convertible securities or similar consideration issued or delivered to investors in connection with the Next Round; provided that the term Next Round excludes any additional sales of Company’s Series D Preferred Stock.

Notwithstanding anything to the contrary in the preceding paragraphs, if prior to the Next Round, Company consummates a Bridge Financing (hereinafter defined) then Holder may elect to surrender this Warrant to Company at any time prior to the occurrence of a Trigger Event (hereinafter defined) and receive in exchange therefor (in lieu of all rights to purchase either shares of Series D Preferred Stock or shares of Next Round Stock represented by this Warrant), all of the same consideration, securities, instruments (e.g., convertible promissory notes) and rights (collectively, the “Bridge Financing Securities”) that Holder would have received had it participated as a lender in such Bridge Financing with a loan in the notional principal amount equal to the Coverage Amount. “Bridge Financing” means any round of debt financing incurred by Company, whether the purpose of such financing is to bridge Company to the Next Round, a Change of Control (as such term is defined in Section 4.3 hereof), or an IPO (as such term is defined in Section 4.3 hereof) where the investors who provide Company with such financing will be entitled to receive from Company an amount (e.g., a liquidation preference) that is greater than the outstanding principal amount of the indebtedness incurred by Company in such financing, together with accrued interest thereon at a customary rate. “Trigger Event” means the occurrence of an event that will trigger the conversion or repayment of the corresponding Bridge Financing Securities. Company agrees to provide Holder with prior written notice of the occurrence of a Trigger Event.

As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to determine (i) the actual number and type of shares of Warrant Stock issuable upon exercise of this Warrant, or (ii) the Stock Purchase Price, if applicable, Company shall deliver a supplement to this Warrant (subsequent to a request by Holder therefor), in substantially the form of Exhibit “A” attached hereto, specifying the total number and series of shares of Warrant Stock issuable hereunder after giving effect to the foregoing calculations, and otherwise completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of Company to deliver such supplement shall not affect the rights of Holder to receive the number and type of shares of Warrant Stock as set forth herein.

Subject to Section 4.3, this Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on October 31, 2030 (the “Expiration Date”), upon surrender to Company at its principal office at 201 Elliott Avenue W., Ste. 260, Seattle, WA 98119 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.

(a) Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Warrant Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. In the event, however, that pursuant to Company’s Certificate of Incorporation, as amended and restated from time to time (the “Charter”), an event causing automatic conversion of Company’s Warrant Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of the common stock of Company (“Common Stock”) into which the Warrant Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Warrant Stock” shall be deemed to be or include such Common Stock, as may be appropriate). Company agrees that the shares of Warrant Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Warrant Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by Company at Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time. Each stock certificate so delivered shall be in such denominations of Warrant Stock as may be requested by Holder and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b) Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Warrant Stock computed using the following formula:

X =	Y(A – B)
A

Where:	X	=	the number of shares of Warrant Stock to be issued to Holder.

	Y	=	the number of shares of Warrant Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

	A	=	the Per Share Price (as defined in Section 1(c) below) of one (1) share of Warrant Stock at the time the net issuance election under this Section 1(b) is made.

	B	=	the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed form of subscription to Company via facsimile or email, to be followed by delivery of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Warrant Stock purchasable hereunder, then effective as 9:00 a.m. (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1(b), and upon surrender of this Warrant shall be entitled to receive that number of shares of Warrant Stock computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”.

(c) For purposes of Section 1(b), “Per Share Price” means:

(i) If this Warrant is exercised on the date of Company’s initial public offering of Common Stock, and if Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the Per Share Price shall be, if the Warrant is exercisable for Warrant Stock, the product of (A) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering, and (B) the number of shares of Common Stock into which each share of Warrant Stock exercised is convertible at the date of calculation, or, if the Warrant is exercisable for Common Stock, the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering.

(ii) If (i) is not applicable, the Per Share Price shall be determined in good faith by the Board of Directors of Company (the “Board”) based on relevant facts and circumstances at the time of the net exercise under Section 1(b), including in the case of a Change of Control (as defined in Section 4.3 hereof) the consideration receivable by the holders of the Warrant Stock in such Change of Control and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Warrant Stock.

2. Limitation on Transfer.

(a) This Warrant and the Warrant Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”). Each holder of this Warrant or the Warrant Stock issuable hereunder will cause any proposed transferee of the Warrant or Warrant Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2 but subject to the last sentence of Section 2(c), Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the shares, if any) at any time to any affiliate of Lender under the Loan Agreement provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferees(s) (and Holder, if applicable).

(b) Each certificate representing (i) this Warrant, (ii) the Warrant Stock, (iii) shares of Company’s Common Stock issued upon conversion of the Warrant Stock and (iv) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Warrant Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

“ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180 DAY MARKET STAND-OFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SECURITIES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SECURITIES.

(c) Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to Company and agrees (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) unless (i) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction, (ii) pursuant to Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) Company receives an opinion of counsel, reasonably satisfactory to Company, that an exemption from such registration is available. Notwithstanding the foregoing or any other provision of this Section 2, Holder shall not transfer this Warrant (or securities issuable upon exercise hereof, or securities issuable, directly or indirectly, upon conversion of such securities, if any) to any person or entity who competes with the Company, as determined in good faith by the Company, without the prior written consent of Company.

(d) In connection with either (i) the initial underwritten public offering by the Company of its equity securities or (ii) a SPAC Transaction (as defined in the Supplement), Holder agrees that it will not, without the prior written consent of the managing underwriter or the Company, as applicable, during the period commencing on the date of the final prospectus relating to the registration by Company or the closing of the SPAC Transaction, as applicable, for its own behalf of shares of its Common Stock or other equity securities under the Securities Act and ending on the date specified by Company and the managing underwriter (such period not to exceed 180 days, which period may be extended upon the request of the managing underwriter or the Company, as applicable, if all other parties to a lock-up agreement are subject to the same extension), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2(d) shall be applicable to Holder only if all officers and directors of the Company and holders of two percent (2%) or more of Company’s shares of outstanding Common Stock (assuming for purposes of this calculation the conversion into Common Stock of all then outstanding preferred stock of the Company) are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 2(d) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration or the Company in connection with such SPAC Transaction that are consistent with this Section 2(d) or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, Company may impose stop transfer instructions with respect to this Warrant and the securities issuable pursuant to the exercise hereof until the end of such period.

(e) As a condition to the exercise of this Warrant and the issuance of Warrant Stock, if requested by the Company by reasonable notice to Holder, Holder shall agree in writing to be fully bound by any investors rights, shareholder, right of first refusal, or similar agreements applicable to holders of Warrant Stock (“Investor Agreements”), provided that Holder shall not be required to agree to any terms of such agreements that are inconsistent with the terms of this Warrant.

3. Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Warrant Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Company will take all such action as may be necessary to assure that such shares of Warrant Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Warrant Stock may be listed. Company will not take any action which would result in any adjustment of the Stock Purchase Price (as described in Section 4 hereof) (i) if the total number of shares of Warrant Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Warrant Stock then outstanding and all shares of Warrant Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Warrant Stock then authorized by Company’s Charter, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Warrant Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by Company’s Charter or (iii) if the par value per share of the Warrant Stock would exceed the Stock Purchase Price.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4, provided however, that notwithstanding the terms of this Section 4, no such adjustment shall result in a duplication of economic effect in the event of any occurrence described in this Section 4 is reflected in the Company Capitalization calculated at the time of determining the Series D Price. Upon each adjustment of the Stock Purchase Price, Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1 Subdivision or Combination of Stock. In case Company shall at any time subdivide its outstanding shares of Warrant Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Warrant Stock of Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2 Dividends. If at any time or from time to time the holders of Warrant Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive,

(a) Warrant Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Warrant Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b) any cash paid or payable including as a cash dividend, or

(c) Warrant Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Warrant Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had it been the holder of record of such Warrant Stock as of the date on which holders of Warrant Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3 Change of Control; IPO. Upon the earliest to occur of (i) a Change of Control (as hereinafter defined) or (ii) the consummation of a sale of Company’s securities pursuant to a registration statement filed by Company under the Securities Act (or pursuant to the laws of the jurisdiction in which the initial public offering is completed), in connection with the first firm commitment underwritten offering of Company’s securities to the general public, or (iii) any SPAC Transaction (as defined in the Supplement), in each case, that occurs after the date this Warrant is issued (collectively, as under herein, “IPO”), this Warrant shall be automatically exchanged for a number of shares of Company’s securities, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control or IPO and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)). Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such shares as further consideration for their issuance pursuant to the terms of the preceding sentence. “Change of Control” shall mean any sale, license, or other disposition of all or substantially all of the assets of Company, any reorganization, consolidation, merger or other transaction involving Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction; provided that an issuance of equity securities for the primary purpose of raising capital shall not be considered a Change of Control under this Warrant. This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s equity securities described in this Section 4.3.

4.4 Sale or Issuance Below Purchase Price; “Pay-to-Play” Exemption.

(a) The other antidilution rights applicable to the shares of Warrant Stock purchasable hereunder, if any, are set forth in Company’s Charter. Such antidilution rights shall not be restated, amended, modified or waived in any manner without Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on Holder would be more adverse to Holder with respect to the shares of Warrant Stock issuable upon the exercise of this Warrant than, and substantially dissimilar to, its effect on the other holders of the same class or series of Company’s Warrant Stock. Company shall promptly provide Holder with any restatement, amendment, modification or waiver of the Charter with respect to any such antidilution rights promptly after the same has been made.

(b) In the event that Company’s Charter provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the shares of Warrant Stock issuable upon the exercise of this Warrant, or the reclassification, conversion or exchange of the outstanding shares of such Warrant Stock, in the event that a holder of shares thereof fails to participate in an equity financing or debt financing transaction (as applicable, a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the date hereof, this Warrant, only to the extent of shares of Warrant Stock not previously exercised, shall automatically and without any action required become exercisable for that type of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the shares of Warrant Stock issuable hereunder had this Warrant been exercised in full prior to such event (and for that number of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the shares of Warrant Stock issuable hereunder had this Warrant been exercised in full prior to such event, if applicable), and had Holder participated in the equity or debt financing to the maximum extent permitted, up to its full pro rata amount.

4.5 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, Company shall give written notice thereof to Holder pursuant to Section 12. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6 Other Notices. If at any time:

(a) Company shall declare any cash dividend upon its Warrant Stock;

(b) Company shall declare any dividend upon its Warrant Stock payable in stock or make any special dividend or other distribution to the holders of its Warrant Stock;

(c) Company shall offer for subscription pro rata to the holders of its Warrant Stock any additional shares of stock of any class or other rights;

(d) there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity;

(e) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(f) Company shall take or propose to take any other action, notice of which is actually provided to holders of the Warrant Stock;

then, in any one or more of said cases, Company shall give Holder, pursuant to Section 12, (i) at least 10 business days’ prior written notice of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 10 business days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Warrant Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Warrant Stock shall be entitled to exchange their Warrant Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7 Certain Events. If any change in the outstanding Warrant Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

5. Issue Tax. The issuance of certificates for shares of Warrant Stock upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6. Closing of Books. Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. No Voting Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. No dividends or interest shall be payable in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised; provided, however, that if any dividends are due or paid at any time on the underlying securities for which this Warrant is exercisable, then upon exercise, the securities issued to Holder shall be deemed to have accrued dividends and be paid identical dividends from the same time as the outstanding shares for which this Warrant is exercisable were first issued (or, if later, the date of this Warrant). No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Warrant Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8. Amendment of Charter. Unless Holder consents thereto in writing, Company shall not amend its Charter prior to the exercise of this Warrant if the Warrant Stock would be adversely affected by such amendment in a manner that would be more adverse to Holder with respect to the shares of Warrant Stock issuable upon the exercise of this Warrant than, and substantially dissimilar to, such amendment’s effect on the other holders of the same class or series of Warrant Stock.

9. Stand-Off Agreement. Holder agrees to be bound by the restrictions set forth in any “Market Stand-Off” provision contained in the Rights Agreement (as defined below), to the same extent and on the same terms and conditions as those other investors who are parties thereto.

10. Registration Rights. Holder shall be entitled, with respect to (i) the shares of Warrant Stock issued upon exercise hereof, or (ii) the shares of Common Stock or other securities issued upon conversion of such Warrant Stock, as the case may be, to all of the registration rights set forth in the Amended and Restated Investors’ Rights Agreement, dated as of December 4, 2018 (as amended from time to time, the “Rights Agreement”), to the same extent and on the same terms and conditions as possessed by the “Investors” thereunder with the following exceptions and clarifications: (i) Holder will have no right to make a written request under the Rights Agreement that Company file a registration statement under Form S-1 of the Securities Act; (ii) Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; and (iii) the registration rights are freely assignable by Holder of this Warrant in connection with a permitted transfer of this Warrant or the shares issuable upon exercise hereof. Company and Holder shall take such action as may be reasonably necessary to assure that the granting of such registration rights to Holder does not violate the provisions of the Rights Agreement or any of Company’s charter documents or rights of prior grantees of registration rights.

11. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder of this Warrant and of the holder of shares of Warrant Stock issued upon exercise of this Warrant, contained in Sections 6, 8 and 19 shall survive the exercise of this Warrant.

12. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13. Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or electronic mail or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the opening paragraphs of this Warrant (or at such other location as Company may advise Holder in writing).

14. Survival of Certain Obligations. All of the obligations of Company relating to the Warrant Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of Company shall inure to the benefit of and be binding upon the successors and permitted assigns of Holder. Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of Holder but at Company’s expense, acknowledge in writing its continuing obligation to Holder in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which Holder shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder to make any such request shall not affect the continuing obligation of Company to Holder in respect of such rights.

15. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

16. Lost Warrants or Stock Certificates. Company agrees that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

17. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

18. Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:

18.1 Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.

18.2 Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Warrant Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Warrant Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

18.3 Rule 144. It acknowledges that this Warrant, the Warrant Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

18.4 Access to Data. It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.

18.5 Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

19. Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:

19.1 Corporate Power. Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

19.2 Authorization. All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken. This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms.

19.3 Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Warrant Stock upon exercise of this Warrant and the issuance of Common Stock, as applicable, upon conversion of the Warrant Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

19.4 Listing; Stock Issuance. Company shall secure and maintain the listing of the Warrant Stock issuable upon exercise of this Warrant and the shares of Common Stock or other securities issuable upon conversion of such Warrant Stock, as applicable, upon each securities exchange or over-the-counter market upon which securities of the same class or series issued by Company are listed, if any. Upon exercise of this Warrant, Company will use commercially reasonable efforts to cause stock certificates representing the shares of Warrant Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Warrant Stock into shares of Common Stock, as applicable, Company will issue the Common Stock in the names of Holder, its nominees or assignees, as appropriate.

19.5 Charter Documents. Company has provided Holder with true and complete copies of Company’s Charter, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

19.6 Conversion of Preferred Stock. As of the date hereof, each share of Series D Preferred Stock is convertible into one share of the Common Stock.

19.7 Financial and Other Reports. Until the earlier of (a) the Expiration Date, and (b) the termination of this Warrant pursuant to Section 4.3, Company shall furnish to Holder (i) promptly following delivery to the Board after the close of each fiscal year of Company, a balance sheet, together with an income statement, a cash flow statement and a statement of changes in equity, for such fiscal year, in substantially the same form as such annual financial statements are furnished to the Board; (ii) within 60 days after the close of each fiscal quarter of Company, an unaudited balance sheet, income statement and cash flow statement, each at and as of the end of such quarter. In addition, Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance (as determined by Holder in its reasonable discretion) with regulatory, accounting and reporting requirements applicable to Holder (e.g., Fair Value Accounting Standard 157), including any 409A valuation reports (or equivalent reports to the extent such reports have been prepared) and budgets, as well as information with respect to whether the securities issuable upon the exercise hereof constitute “qualified small business stock” for purposes of Section 1202(c) of the Internal Revenue Code. Holder agrees to hold and treat all such information provided by Company in strict confidence in accordance with the provisions of Section 9.13 of the Loan Agreement. Notwithstanding the foregoing, Company shall not be required to furnish to Holder the financial information described in this Section 18.7 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement.

20. Counterparts; Facsimile. Holder’s execution and delivery of Holder’s counterpart signature page to this Warrant via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall constitute Holder’s effective execution and delivery of this Warrant and agreement to and acceptance of the terms hereof for all purposes.

[Remainder of this page intentionally left blank; signature page follows]

[Signature Page to Warrant]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

IMPEL NEUROPHARMA, INC.

By:	/s/ John Leaman, MD
Name:	John Leaman, MD
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

HOLDER:

AVENUE VENTURE OPPORTUNITIES FUND, LP

By:	Avenue Venture Opportunities Partners, LLC
Its:	General Partner

By:	/s/Sonia Gardner
Name:	Sonia Gardner
Title:	Authorized Signatory

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

☐

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1)                      (                ) shares[1] (the “Shares”) of Stock of                      and herewith makes payment of                      Dollars ($            ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to,                 , whose address is                                          .

☐	The undersigned hereby elects to convert percent ( %) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

[1]

Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Warrant Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Warrant Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “A”

[On letterhead of Company]

Reference is hereby made to that certain Warrant dated October     , 2020 issued by IMPEL NEUROPHARMA, INC., a Delaware corporation (the “Company”), to AVENUE VENTURE OPPORTUNITIES FUND, LP, a Delaware limited partnership (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number and type of shares of Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that Holder is entitled to purchase from Company                     , at the Holder’s option, either (i) (                ) fully paid and nonassessable shares of Company’s                  Stock at a price of                  Dollars ($            ) per share or (ii) (                ) fully paid and nonassessable shares of Company’s                      Stock at a price of                      Dollars ($            ) per share. The applicable Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this      day of         , 20    .

IMPEL NEUROPHARMA, INC.

By:

Name:

Title: